Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	THOMAS C. ELLIOTT
CHIEF FINANCIAL OFFICER
RESOURCE AMERICA, INC.
ONE CRESCENT DRIVE, SUITE 203
PHILADELPHIA, PA 19112
(215) 546-5005; (215) 640-6357 (fax)

Resource America, Inc. Extends Corporate Credit Facilities and Reduces Borrowing Costs

PHILADELPHIA, PA, November 19, 2012 - Resource America, Inc. (NASDAQ: REXI) (the “Company”) reported that on November 16, 2012, it extended the maturity of its $7.5 million revolving credit facility with TD Bank (the “TD Facility”) to December 31, 2014 from August 31, 2013 and eliminated the 6% interest rate floor.  Borrowings under the facility will be at either (i) the prime rate of interest plus 2.25% or (ii) Libor plus 3.00%.

The Company also reported that on October 26, 2012, it extended the maturity of its $3.5 million revolving credit facility with Republic First Bank (the “Republic Facility”) to December 28, 2014 from December 1, 2012.

The Company currently has no outstanding borrowings under either the TD Facility or the Republic Facility.

Thomas Elliott, CFO and SVP of Resource America, commented, “We are very pleased with the modifications to extend our two corporate credit facilities and substantially reduce our borrowing costs.  The continued availability of this liquidity provides the Company tremendous flexibility for the next two years.”

About Resource America, Inc.

Resource America, Inc. is a specialized asset management company that uses industry specific expertise to generate and administer investment opportunities for its own account and for outside investors in the real estate, financial fund management  and commercial finance sectors. For more information please visit our website at www.resourceamerica.com or contact pkamdar@resourceamerica.com.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although Resource America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Resource America, Inc. undertakes no obligation to update or revise any forward looking statement to reflect new or changing information or events.